Exhibit 23.3

Consent of Independent Auditor

To the Board of Directors and Shareholders of The Greenrose Holding Company Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of The Greenrose Holding Company Inc. (the Company) of our report dated April 5, 2021, relating to the financial statements of True Harvest, LLC as of and for the years ended December 31, 2020 and 2019, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus constituting a part of this Registration Statement.

/s/ Macias Gini & O’Connell LLP

San Diego, California

January 4, 2022